Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 9, 2012, except for Note V(3), as to which the date is January 30, 2012, with respect to the financial statements of Burgess-Manning GmbH, Duesseldorf, Germany included in the Current Report of PMFG, Inc. on Form 8-K/A for the year ended September 30, 2011. We hereby consent to the incorporation of the financial statements of Burgess-Manning GmbH, Duesseldorf, Germany by reference of said report in the Registration Statements of PMFG, Inc. Form S-3 (File No. 333-177358, effective November 28, 2011) and on Forms S-8 (File No. 333-17229, effective August 15, 2008; File No. 333-76754, effective August 15, 2008 and File No. 333-147536, effective August 15, 2008), and to the use of our name as it appears under the caption “Experts”.

Grant Thornton GmbH

Wirtschaftsprüfungsgesellschaft

Duesseldorf, Germany

January 17, 2012